SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 21, 2006

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective December 21, 2006, Beazer Homes USA, Inc. (the “Company”) amended the definition of EBITDA in its four-year unsecured revolving credit facility (the “Credit Facility”) to expand item (vi) in the definition of EBITDA to be consistent with current industry practice. The amended definition of EBITDA, approved by the Company’s lenders through a letter of amendment, is as follows:

“EBITDA” means, for any period, on a consolidated basis for the Borrower [i.e., the Company] and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment in a Joint Venture referred to in Section 6.07(10) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries (other than those Subsidiaries that are not Guarantors) in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses (and all other non-cash items reducing Net Income, including but not limited to impairment charges for land and other long-lived assets and option deposit forfeitures), minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains and non-cash credits arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of such Net Income), all determined in accordance with GAAP.

EBITDA is a defined term used in the calculation of the Company’s interest coverage ratio. No other changes were made to the Credit Facility. The Credit Facility matures on August 21, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA INC.

Date: December 22, 2006	By: /s/ James O’Leary
James O’Leary
Executive Vice President and Chief Financial Officer

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